                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
            Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ /  Definitive Proxy Statement
/x/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       Merrill Lynch Pacific Fund, Inc.
             ------------------------------------------------
             (Name of Registrant as Specified In Its Charter)

                       Merrill Lynch Pacific Fund, Inc.
                            800 Scudders Mill Road
                        Plainsboro, New Jersey  08536
             ---------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
/x/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).*
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:


          -------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

          -------------------------------------------------------------------



     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:<F1>


          -------------------------------------------------------------------


     4)   Proposed maximum aggregate value of transaction:


          -------------------------------------------------------------------


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount Previously Paid:


          -------------------------------------------------------------------


     2)   Form, Schedule or Registration Statement No.:


          -------------------------------------------------------------------


     3)   Filing Party:


          -------------------------------------------------------------------


     4)   Date Filed:


          -------------------------------------------------------------------

- ------------------------
* $125 per Investment Company Act Rule 20a-1(c) was previously paid in connection with the filing of a preliminary proxy statement

1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                 IMPORTANT NOTICE TO MERRILL LYNCH PACIFIC
                       FUND, INC. SHAREHOLDERS
              PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD
                       YOUR VOTE IS IMPORTANT

Dear Merrill Lynch Pacific Fund, Inc. Shareholder:

     We are writing to ask your help in approving two proposals which were contained in the proxy statement dated August 12, 1994 that you received some time ago. These two proposals concern the recommendations to change Merrill Lynch Pacific Fund, Inc. (the "Fund") from a diversified to a non-diversified mutual fund and to amend the fundamental investment restrictions of the Fund.

     For these proposals to be considered, responses (for, against, or abstaining on the proposals) need to be received from a majority of the Fund's outstanding shares. To date we have not received the necessary response, and as a result do not have a quorum for the consideration of these issues. We believe adoption of both these proposals will benefit the Fund. Therefore, we are writing not merely to ask you to vote, but to ask that you vote in favor of the two proposals.

     Your Fund's Manager, Merrill Lynch Asset Management ("MLAM"), believes that changing the Fund from diversified to non-diversified, as those terms are defined in the Investment Company Act of 1940, would increase the flexibility with which MLAM could manage the Fund's assets. The effect of this change would be that, as to 50% of the market value of its total assets, the Fund would not be limited to investing a maximum of 5% (with certain exceptions) of its total assets in the securities of any one issuer. Instead, the Fund would be able to take larger positions with respect to this portion of the Fund's assets, although in no event could the securities of any one issuer exceed 25% of the Fund's total assets at the close of each quarter of the Fund's fiscal year. With respect to the remaining 50% of the Fund's total assets, investment in the securities of a single issuer would be subject to the 5% maximum. MLAM believes that there are situations where the prospects for enhanced performance from a relatively large position outweigh the risk that the value of the Fund's investment will decline. To the extent MLAM's expectations are borne out, shareholders will realize a greater return on the investment than had the Fund been forced to limit it to 5% of total assets. Of course, there can be no assurance that the securities of any issuer will perform as management of the Fund expects.

          The Fund was organized at a time when non-diversified mutual funds were uncommon. ln recent years this structure has come into much wider use. In particular, recently organized mutual funds that invest in specified geographic areas are often organized as non-diversified funds so that they have the maximum degree of flexibility for maneuvering in what in many cases may be a relatively limited universe. By changing its status from diversified to non-diversified, the Fund would be more likely to be on a competitive par with these other funds.

     Likewise, adoption  of  the proposal  to  amend the  Fund's  fundamental investment restrictions  would enhance  the Fund's  flexibility.  Changes  in fundamental investment restrictions must be approved by the Fund's shareholders, whereas non-fundamental investment restrictions may be amended by the Fund's Board of Directors. The proposed fundamental investment restrictions would be more general than the existing restrictions, allowing some restrictions which are presently fundamental to become non-fundamental, or allowing certain activities to be conducted "to the extent permitted by applicable law" rather than to a specified percentage of the Fund's assets, which then could be changed only by vote of a majority of the Fund's outstanding shares. We believe the resultant ability to deal with changes in the law or the investment environment without the substantial expenditure of time and money necessitated by a shareholder meeting will be of benefit to the Fund and its shareholders.

     We have enclosed a proxy card and a return envelope and would very much appreciate your taking a few minutes to vote your shares, sign, date and return your proxy (please note that the proposals referred to on the proxy card relating to the election of Board members, the selection of independent accountants, and implementation of the Merrill Lynch Select Pricing/sm/ System have already been approved by the Fund's Shareholders; no vote is needed on those matters). Although we believe, for the reasons stated above and in the proxy statement previously sent to you, that these proposals merit a vote in their favor, we urge you to vote and exercise your rights as a shareholder, even if you are compelled to vote against these two proposals. Thank you in advance for your help in enabling your Fund to resolve these important matters.

                              MERRILL LYNCH PACIFIC FUND, INC.




November 2, 1994